Exhibit 4.2
SWIFT & COMPANY
AS ISSUER
AND
THE GUARANTORS NAMED HEREIN
AS GUARANTORS
AND
THE BANK OF NEW YORK TRUST COMPANY, N.A.
(formerly known as The Bank of New York Trust Company of Florida, N.A.)
AS TRUSTEE

FOURTH SUPPLEMENTAL INDENTURE
DATED AS OF JUNE 20, 2007
TO
INDENTURE
DATED AS OF SEPTEMBER 19, 2002

12 1/2% SENIOR SUBORDINATED NOTES DUE JANUARY 1, 2010

FOURTH SUPPLEMENTAL INDENTURE, dated as of June 20, 2007, by and among Swift & Company, a Delaware corporation (the “Company”), the entities identified as Guarantors on the signature pages hereto (the “Guarantors”) and The Bank of New York Trust Company, N.A. (formerly known as The Bank of New York Trust Company of Florida, N.A.), as trustee (the “Trustee”).
WHEREAS, the Company and certain guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of September 19, 2002, as amended by the First Supplemental Indenture, dated as of October 14, 2002, the Second Supplemental Indenture, dated as of January 30, 2003, and the Third Supplemental Indenture, dated as of March 26, 2003 (collectively, the “Indenture”), providing for the issuance of 12 1/2% Senior Subordinated Notes due January 1, 2010 (the “Notes”); and
WHEREAS, there have been issued and are now outstanding under the Indenture, Notes in the aggregate principal amount of $150,000,000; and
WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement certain provisions of the Indenture with the consent of the holders of a majority in principal amount of the Notes then outstanding; and
WHEREAS, the Company has offered to purchase each of the Notes for cash, upon the terms and subject to the conditions set forth in that certain Offer to Purchase and Consent Solicitation Statement, dated June 7, 2007 (the “Offer Statement”), and the accompanying Consent and Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer Statement and the ancillary documents associated therewith, the “Offer to Purchase”); and
WHEREAS, under the terms of the Offer to Purchase, holders that tender Notes in accordance with the terms of the Offer to Purchase and who deliver a duly executed Letter of Transmittal are deemed to consent to certain amendments to the Indenture which would permanently delete or amend certain of the covenants, events of default and other related provisions of the Indenture (the “Proposed Amendments”); and
WHEREAS, in accordance with the terms of the Indenture, holders of a majority in principal amount of the outstanding Notes have tendered their Notes and consented to the Proposed Amendments to be effected by this Fourth Supplemental Indenture; and
WHEREAS, the execution and delivery of this Fourth Supplemental Indenture has been authorized by resolutions of the Boards of Directors of the Company and the Guarantors and the Trustee has received an Officer’s Certificate and an Opinion of Counsel pursuant to Section 9.07 of the Indenture; and
WHEREAS, all conditions and requirements necessary to make this Fourth Supplemental Indenture a valid, legal, binding and enforceable instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.
NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the holders of Notes, as follows:
ARTICLE 1.
AMENDMENT TO INDENTURE
SECTION 1.1. AMENDMENT. Effective as of the Operative Date (as hereinafter defined), the Indenture is hereby amended as follows:
(a) The following sections of the Indenture are deleted in their entirety: Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.22, 5.01(c)(ii), 5.01(f)(iv), 5.02, 6.01(iv), 6.01(v), 6.05, 8.04(b), 8.04(c), 8.04(f), 8.04(h) and 8.04(i).
The text of the above sections are replaced by the phrase “[Intentionally Omitted]” and the surrounding sections are not renumbered.
(b) Section 4.21 is deleted in its entirety except as herein provided, such that Section 4.21, as amended, shall read as follows:
Notwithstanding the provisions of the foregoing paragraph and the other provisions of this Indenture, any Guarantee by a Restricted Subsidiary of the Notes will provide by its terms that it shall be automatically and unconditionally released and discharged upon:
     (a) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is not prohibited by this Indenture; or
     (b) in the case of a guarantee by a Foreign Restricted Subsidiary, the release or discharge of the Guarantee that resulted in the creation of such Guarantee of the Notes, except a discharge or release by or as a result of payment under such Guarantee.
In addition, any Guarantee by a Restricted Subsidiary will be automatically and unconditionally released and discharged if the Company designates such Restricted

Subsidiary as an Unrestricted Subsidiary in accordance with this Indenture.
(c) Sections of the Indenture and the Notes not amended pursuant to Sections 1.1(a) or 1.1(b) hereof are amended to delete any references in the Indenture or the Notes to sections deleted pursuant to Sections 1.1(a) and 1.1(b) hereof.
(d) All definitions set forth in Section 1.01 of the Indenture that relate to defined terms used solely in the sections deleted hereby are deleted in their entirety.
SECTION 1.2. WAIVER. Subject to Section 6.04 of the Indenture (to the extent applicable), all Defaults and Events of Default that may exist under the Indenture as of the Operative Date are hereby waived.
ARTICLE II
MISCELLANEOUS PROVISIONS
SECTION 2.1. DEFINED TERMS. For all purposes of this Fourth Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Fourth Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.
SECTION 2.2. INDENTURE. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.
SECTION 2.3. GOVERNING LAW. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
SECTION 2.4. SUCCESSORS. All agreements of the Company and the Guarantors in this Fourth Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Fourth Supplemental Indenture shall bind its successors.
SECTION 2.5. DUPLICATE ORIGINALS. All parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.
SECTION 2.6. SEVERABILITY. In case any one or more of the provisions in this Fourth Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
SECTION 2.7. TRUSTEE DISCLAIMER. The Trustee accepts the amendment of the Indenture effected by this Fourth Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantors, or for or with respect to (i) the validity or sufficiency of this Fourth Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and the Guarantors by corporate action or otherwise, (iii) the due execution hereof by the Company and the Guarantors or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
SECTION 2.8. EFFECTIVENESS. This Fourth Supplemental Indenture shall become effective upon execution. The amendments to the Indenture made hereby shall only become operative at such time as the Company accepts the Notes tendered pursuant to the Offer to Purchase for payment (the “Operative Date”). In the event the Company withdraws or terminates the Offer to Purchase, or any condition of the Offer to Purchase is not satisfied or waived by the Company, on or prior to the Final Acceptance Date (as defined in the Offer to Purchase), this Fourth Supplemental Indenture shall become null and void.
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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year written above.

SWIFT & COMPANY, as Issuer
By:	/s/ Donald F. Wiseman
	Name:	Donald F. Wiseman
	Title:	Senior Vice President, General Counsel and Secretary

S&C HOLDCO 3, INC., as Guarantor
By:	/s/ Donald F. Wiseman
	Name:	Donald F. Wiseman
	Title:	Senior Vice President, General Counsel and Secretary

SWIFT BEEF COMPANY, as Guarantor
By:	/s/ Donald F. Wiseman
	Name:	Donald F. Wiseman
	Title:	Senior Vice President, General Counsel and Secretary

SWIFT PORK COMPANY, as Guarantor
By:	/s/ Donald F. Wiseman
	Name:	Donald F. Wiseman
	Title:	Senior Vice President, General Counsel and Secretary

SWIFT BRANDS COMPANY, as Guarantor
By:	/s/ Donald F. Wiseman
	Name:	Donald F. Wiseman
	Title:	Senior Vice President, General Counsel and Secretary

MILLER BROS. CO., INC., as Guarantor
By:	/s/ Donald F. Wiseman
	Name:	Donald F. Wiseman
	Title:	Senior Vice President, General Counsel and Secretary

MONFORT FOOD DISTRIBUTION COMPANY, as Guarantor
By:	/s/ Donald F. Wiseman
	Name:	Donald F. Wiseman
	Title:	Senior Vice President, General Counsel and Secretary

SWIFT & COMPANY INTERNATIONAL SALES CORPORATION, as Guarantor
By:	/s/ Donald F. Wiseman
	Name:	Donald F. Wiseman
	Title:	Senior Vice President, General Counsel and Secretary

MONFORT, INC., as Guarantor
By:	/s/ Donald F. Wiseman
	Name:	Donald F. Wiseman
	Title:	Senior Vice President, General Counsel and Secretary

S&C RESALE COMPANY, as Guarantor
By:	/s/ Donald F. Wiseman
	Name:	Donald F. Wiseman
	Title:	Senior Vice President, General Counsel and Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A. (formerly known as The Bank of New York Trust Company of Florida, N.A.), as Trustee
By:	/s/ Alma Marcella Burgess
	Name:	Alma Marcella Burgess
	Title:	Assistant Vice President